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                      UNITED STATES              OMB Number:           3235-0145
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                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                              Advent Software, Inc.

                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    007974108
                                 (CUSIP Number)

                               SPO Partners & Co.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                               Sullivan & Cromwell
                             1888 Century Park East
                              Los Angeles, CA 90067
                                 (310) 712-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 10, 2002
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the
following box |_|.

Check the following box if a fee is being paid with the statement. |_|

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 2 OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              4,392,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                4,392,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,392,700(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          13.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 3 OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              4,392,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                4,392,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,392,700(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          13.4%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its corporate general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  4  OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              519,600(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                519,600(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          519,600(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          1.6%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  5  OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              519,600(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                519,600(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          519,600(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          1.6%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its corporate general partner, SPO
    Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  6  OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              4,912,300(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                4,912,300(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,912,300(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          15.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the general partner of SPO Advisory Partners, L.P. with respect to 4,392,700 of such shares; and solely in its capacity as the general partner of SF Advisory Partners, L.P. with respect to 519,600 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  7  OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          John H. Scully
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               4,912,300(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         4,912,300(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,912,300(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          15.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 4,912,300 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  8  OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William E. Oberndorf
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               4,912,300(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         4,912,300(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,912,300(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          15.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 4,912,300 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  9  OF 17 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William J. Patterson
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               4,912,300(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         4,912,300(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,912,300(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          15.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 4,912,300 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp.

         This Amendment No. 5 amends the Schedule 13D (the "Original 13D") filed with the Securities Exchange Commission ("SEC") on July 25, 2002, as amended on August 6, 2002, September 9, 2002, September 19, 2002 and September 26, 2002. Unless otherwise stated herein, the Original 13D, as amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D, as amended.

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:



NAME                        AMOUNT OF FUNDS              SOURCE OF FUNDS
----                        ---------------              ---------------
SPO                         $ 72,196,753.83              Working Capital  (1)

SPO Advisory Partners       Not Applicable               Not Applicable

SFP                         $  9,798,857.94              Working Capital  (1)

SPO Advisory Partners       Not Applicable               Not Applicable

SPO Advisory Corp.          Not Applicable               Not Applicable

JHS                         Not Applicable               Not Applicable

WEO                         Not Applicable               Not Applicable

WJP                         Not Applicable               Not Applicable

----------

         (1) As used herein, the term "Working Capital" includes income from the business activities of the entity plus sums borrowed from banks and brokerage firm margin accounts to operate such business in general. None of the funds reported herein as "Working Capital" were borrowed or otherwise obtained for the specific purpose of acquiring, holding, trading or voting the Shares.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety as follows:

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 32,682,278 total outstanding shares of common stock as reported on the Issuer's 10-Q filed with the Securities Exchange Commission on August 12, 2002.

         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 4,392,700 Shares, which constitutes approximately 13.4% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,392,700 Shares, which constitutes approximately 13.4% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 519,600 Shares, which constitutes approximately 1.6% of the outstanding Shares.

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 519,600 Shares, which constitutes approximately 1.6% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,912,300 Shares in the aggregate, which constitutes approximately 15.0% of the outstanding Shares.

         JHS
         ---

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,912,300 Shares, which constitutes approximately 15.0% of the outstanding Shares.

         WEO
         ---

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,912,300 Shares in the aggregate, which constitutes approximately 15.0% of the outstanding Shares.

         WJP
         ---

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,912,300 Shares of the aggregate, which constitutes approximately 15.0% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,392,700 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,392,700 Shares.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 519,600 Shares.

         SF Advisory Partners
         --------------------

         Acting through its general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 519,600 Shares.

         SPO Advisory Corp.
         ------------------

         Acting through its controlling persons and in its capacities as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,912,300 Shares in the aggregate.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,912,300 Shares held by SPO and SFP in the aggregate.

         WEO
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,912,300 Shares held by SPO and SFP in the aggregate.

         WJP
         ---

         As one of the controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 4,912,300 Shares held by SPO and SFP in the aggregate.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons purchased Shares in open market transactions on the NASDAQ National Market ("NASDAQ") as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) Not applicable.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Exhibit A - Agreement pursuant to Rule 13d-1 (k)

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   October 15, 2002



                                      By:   /s/ Kim M. Silva
                                           ----------------------------------
                                           Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P. *
                                           SPO ADVISORY PARTNERS, L.P.*
                                           SAN FRANCISCO PARTNERS II, L.P. *
                                           SF ADVISORY PARTNERS, L.P.*
                                           SPO ADVISORY CORP.*
                                           JOHN H. SCULLY*
                                           WILLIAM E. OBERNDORF*
                                           WILLIAM J. PATTERSON*

                                           * A Power of Attorney authorizing Kim
                                           M.  Silva  to act on  behalf  of this
                                           person or entity has been  previously
                                           filed   with   the   Securities   and
                                           Exchange Commission.

                                  SCHEDULE I TO
                                SCHEDULE 13D FOR
                              SPO PARTNERS II, L.P.

                                                                                                           WHERE/HOW
                                     Date of                           Number of         Price Per        TRANSACTION
        REPORTING PERSON           Transaction         Type              Shares          Share ($)         EFFECTED
-------------------------------- --------------- -----------------  ----------------  ---------------  -----------------
SPO Partners II, L.P.               9/26/2002           Buy                50,000         11.95              Open
                                                                                                         Market/Broker
SPO Partners II, L.P.               9/27/2002           Buy               100,000         11.67              Open
                                                                                                         Market/Broker
SPO Partners II, L.P.               9/30/2002           Buy                10,000         11.53              Open
                                                                                                         Market/Broker
SPO Partners II, L.P.               10/02/2002          Buy                50,000         10.15              Open
                                                                                                         Market/Broker
SPO Partners II, L.P.               10/04/2002          Buy                 3,000         10.15              Open
                                                                                                         Market/Broker
SPO Partners II, L.P.               10/10/2002          Buy               135,000         10.02              Open
                                                                                                         Market/Broker
SPO Partners II, L.P.               10/14/2002          Buy               400,100         10.40              Open
                                                                                                         Market/Broker
San Francisco Partners II, L.P.     10/14/2002          Buy                44,500         10.40              Open
                                                                                                         Market/Broker


                                  EXHIBIT INDEX

--------------------------------------------------------------------------------
Exhibit     Document Description                                 Page No.
--------------------------------------------------------------------------------
A           Agreement Pursuant to Rule 13d-1(k)                  1
--------------------------------------------------------------------------------

                                    EXHIBIT A

         Pursuant to Rule 13d-1(k) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.


                                              DATED:        October 15, 2002



                                      By:   /s/ Kim M. Silva
                                           ----------------------------------
                                           Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P. *
                                           SPO ADVISORY PARTNERS, L.P.*
                                           SAN FRANCISCO PARTNERS II, L.P. *
                                           SF ADVISORY PARTNERS, L.P.*
                                           SPO ADVISORY CORP.*
                                           JOHN H. SCULLY*
                                           WILLIAM E. OBERNDORF*
                                           WILLIAM J. PATTERSON*

                                           * A Power of Attorney authorizing Kim
                                           M.  Silva  to act on  behalf  of this
                                           person or entity has been  previously
                                           filed   with   the   Securities   and
                                           Exchange Commission.